Exhibit 4.1

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

    Blue Owl Capital Inc. has the following class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: its Class A common stock, par value $0.0001 per share (“Class A Shares”).

    The following description of registered securities of Blue Owl Capital Inc. is intended as a summary only and therefore is not a complete description. As used in this “Description of Securities,” the terms “Blue Owl,” “Company,” “we,” “us” and “our” refer to Blue Owl Capital Inc., a Delaware corporation, and its successors, but not any of its subsidiaries. Capitalized terms used but not otherwise defined in this exhibit shall have the respective meanings ascribed to such terms in our Annual Report for the year ended December 31, 2023 filed with the Securities and Exchange Commission (“SEC”) on Form 10-K on February 23, 2024 (our “Annual Report”).
DESCRIPTION OF CAPITAL STOCK
The following summary of certain provisions of Blue Owl’s securities does not purport to be complete and is subject to our certificate of incorporation (as amended, our “certificate of incorporation”), our amended and restated bylaws (our “bylaws”) and the Investor Rights Agreement, copies of which have been filed by us with the SEC and are incorporated herein by reference, and the provisions of applicable law.
Authorized Capitalization
General
Our certificate of incorporation authorizes the issuance of 4,906,875,000 shares of capital stock, par value $0.0001 per share, of Blue Owl, consisting of:
•    2,500,000,000 Class A Shares,
•    350,000,000 Class B common stock, par value $0.0001 per share (“Class B Shares”),
•    1,500,000,000 Class C common stock, par value $0.0001 per share (“Class C Shares”),
•    350,000,000 Class D common stock, par value $0.0001 per share (“Class D Shares”),
•    100,000,000 Class E common stock, par value $0.0001 per share (“Class E Shares”), which consists of 50,000,000 Series E-1 Class E Shares and 50,000,000 Series E-2 Class E Shares; and
•    100,000,000 shares of preferred stock.
As of February 16, 2024, we had: (i) 465,677,070 Class A Shares outstanding, (ii) zero Class B Shares outstanding, (iii) 646,037,254 Class C Shares outstanding, (iv) 317,089,623 Class D Shares outstanding, (v) zero Class E Shares outstanding and (vi) zero shares of preferred stock outstanding.
Class E Shares were issued in connection with the Business Combination, which consequently converted into Common Units with the holders thereof receiving an equal number of Class C or Class D Shares, as applicable. There will be no further issuances of Class E Shares.
The following summary describes all material provisions of our securities. We urge you to read our certificate of incorporation, our bylaws, the Investor Rights Agreement and the provisions of applicable law.
Common Stock
Class A Shares
Voting rights. Each holder of Class A Shares is entitled to one vote for each Class A Share held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A Shares vote together with the holders of Class B Shares, Class C Shares and Class D Shares as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, subject to the Investor Rights Agreement, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Given the “super-voting” rights of the Class B Shares and the Class D Shares, the voting power of the Class A Shares is less than the voting power typically associated with shares of common stock or that the “one vote per share” implies.
Stockholders do not have the ability to cumulate votes for the election of directors. Our certificate of incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
Notwithstanding the foregoing, to the fullest extent permitted by law, holders of common stock, as such, have no voting power with respect to, and are not entitled to vote on, any amendment to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law (the “DGCL”).
Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A Shares are entitled to receive, ratably with other Participating Shares, such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.
Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A Shares are entitled to share ratably with the other Participating Shares (as defined in our certificate of incorporation) in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class A Shares, then outstanding, if any.
Other Rights. Except as provided in the Investor Rights Agreement (as applicable), the holders of Class A Shares have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Shares. The rights, preferences and privileges of holders of the Class A Shares are subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.
Subject to the transfer and exchange restrictions set forth in the Blue Owl Limited Partnership Agreements and the Exchange Agreement, holders of Common Units may exchange these units for Class A Shares or Class B Shares, depending on the holder, on a one-for-one basis or, at the election of an exchange committee of Blue Owl GP, for cash. When a Common Unit is exchanged, a corresponding Class C Share or Class D Share, depending on the holder, will automatically be transferred to us and retired for no consideration.
Class B Shares
All Class B Shares are fully paid and non-assessable. There is no trading market for the Class B Shares.
Voting Rights. Prior to the Sunset Date (as defined below), holders of Class B Shares will be entitled to the B/D Voting Power (as defined below) for all matters submitted to a vote of stockholders. Holders of Class B Shares vote together with holders of Class A Shares, Class C Shares and Class D Shares as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by our certificate of incorporation and applicable law.
Dividend Rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Class B Shares are entitled to receive, ratably with other Participating Shares, such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.
Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class B Shares will be entitled to share, ratably with the other Participating Shares, in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class B Shares, then outstanding, if any.

Other Rights. The holders of Class B Shares have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class B Shares are subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.
 Subject to the transfer and exchange restrictions set forth in the Blue Owl Limited Partnership Agreements and the Exchange Agreement, holders of Common Units may exchange these units for Class A or Class B Shares, depending on the holder, on a one-for-one basis or, at the election of an exchange committee of Blue Owl GP, for cash. When a Common Unit is exchanged, a corresponding Class C Share or Class D Share, depending on the holder, will automatically be transferred to us and retired for no consideration.
Issuance and Conversion of Class B Shares. There will be no further issuances of Class B Shares except in connection with (i) a stock split, stock dividend, reclassification or similar transaction or (ii) an exchange of Common Units by a holder of Class D Shares (as contemplated by the preceding paragraph).
Class C Shares
All Class C Shares are fully paid and non-assessable. There is no trading market for the Class C Shares.
Voting Rights. Holders of our Class C Shares are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Class C Shares vote together with holders of Class A Shares, Class B Shares and Class D Shares as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by our certificate of incorporation and applicable law. Given the “super-voting” rights of the Class B Shares and the Class D Shares, the voting power of the Class C Shares is less than the voting power typically associated with shares of common stock or that the “one vote per share” implies.
Dividend Rights. Holders of the Class C Shares are not entitled to dividends in respect of their Class C Shares.
Rights upon Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class C Shares will be entitled to receive out of our remaining assets available for distribution only the par value of the Class C Shares held by them, pro rata with distributions to the other Participating Shares. Notwithstanding this right, upon liquidation, dissolution or winding up, given the de minimis value to which holders of such shares are entitled, we refer to them as “vote-only” shares.
Other Rights. Except as provided in the Investor Rights Agreement (as applicable), the holders of Class C Shares have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class C Shares are subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.
Issuance and Transfer. There will be no further issuances of Class C Shares except to be made in connection with (i) stock splits, stock dividends, reclassifications or similar transactions and (ii) issuances of Common Units. When a Common Unit is exchanged pursuant to the Exchange Agreement, a corresponding Class C Share or Class D Share, as applicable, will automatically be transferred to us and retired for no consideration. Class C Shares are not transferable unless a corresponding number of Common Units are simultaneously transferred to the same person.

Class D Shares
All Class D Shares are fully paid and non-assessable. There is no trading market for the Class D Shares.
Voting Rights. Prior to the Sunset Date (as defined below), holders of Class D Shares will be entitled to the B/D Voting Power (as defined below) for all matters submitted to a vote of stockholders. Holders of Class D Shares vote together with holders of Class A Shares, Class B Shares and Class C Shares as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by our certificate of incorporation and applicable law.
Dividend Rights. Holders of the Class D Shares are not entitled to dividends in respect of their Class D Shares.
Rights upon Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class D Shares will be entitled to receive out of our remaining assets available for distribution only the par value of the Class D Shares held by them, pro rata with distributions to the other Participating Shares. Notwithstanding this right, upon liquidation, dissolution or winding up, given the de minimis value to which holders of such shares are entitled, we refer to them as “vote-only” shares.
Other Rights. The holders of Class D Shares have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class D Shares will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.
Issuance, Conversion and Transfer. There will be no further issuances of Class D Shares except in connection with (i) a stock split, stock dividend, reclassification or similar transaction or (ii) an issuance of Common Units. When a Common Unit is exchanged pursuant to the Exchange Agreement, a corresponding Class C Share or Class D Share, as applicable, will automatically be transferred to us and retired for no consideration. Class D Shares are not transferable unless a corresponding number of Common Units are simultaneously transferred to the same person.
Preferred Stock
Our certificate of incorporation authorizes the Board to establish one or more series of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders.
The authority of the Board to issue preferred stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A Shares. At present, we have no plans to issue any preferred stock.

Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Class A Shares remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of Class A Shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Anti-Takeover Effects of Provisions of Delaware Law and our certificate of incorporation and Bylaws
Certain provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A Shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
These provisions include:
Super Voting Stock. The shares of common stock vote together on all matters on which stockholders are entitled to vote, except as set forth in our certificate of incorporation or required by applicable law. However, the Class B Shares and Class D Shares will collectively have 80% of the voting power of all shares of capital stock of Blue Owl (including shares issued in the future) (such voting power, the “B/D Voting Power”) until such time as the Principals and certain entities controlled by them, including their permitted transferees (such as charitable trusts and estate planning vehicles), own less than 25% of their aggregate ownership as of immediately after the closing of the

Business Combination (the “Sunset Date”), with the foregoing determination taking into account certain considerations more fully described in our certificate of incorporation. Upon certain transfers to third parties or certain disqualifying events (namely, removal from Blue Owl’s Executive Committee for cause, competition in violation of a restrictive covenant or death), the Class B Shares or Class D Shares will convert into Class A Shares or Class C Shares, respectively, but the remaining Class B Shares and Class D Shares will retain an aggregate of 80% of the voting power until the Sunset Date. On the Sunset Date, each Class D Share will automatically be converted into one Class C Share, and each Class B Share will automatically be converted into one Class A Share. Consequently, the holders of our Class B Shares and Class D Shares (which are, directly and indirectly, the Principals), have greater influence over decisions to be made by our stockholders, including the election of directors.
Action by Written Consent; Special Meetings of Stockholders. The DGCL permits stockholder action by written consent unless otherwise provided by our certificate of incorporation. Our certificate of incorporation permits stockholder action by written consent so long as any Class B Shares or Class D Shares are outstanding (and inherently would represent at least a majority of the voting power of our outstanding common stock), and precludes stockholder action by written consent if and when there ceases to be any Class B Shares or Class D Shares outstanding. If permitted by the applicable certificate of designation, future series of preferred stock may take action by written consent. Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called only by the Board, the chairman of the Board of the chief executive officer, and only proposals included in our notice may be considered at such special meetings.
Election and Removal of Directors. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Directors may be removed, but only for cause (and subject to the Investor Rights Agreement), upon the affirmative vote of holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the certificate of designation pursuant to which a particular series of preferred stock is issued may provide holders of that series of preferred stock with the right to elect additional directors. In addition, under our certificate of incorporation, the Board is divided into three classes of directors, each of which will hold office for a three-year term. The existence of a classified board could delay a successful tender offeror from obtaining majority control of the Board, and the prospect of that delay might deter a potential offeror.
Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of the NYSE. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “—Description of Capital Stock—Preferred Stock” and “—Description of Capital Stock—Authorized but Unissued Capital Stock” above.
Business Combinations with Interested Stockholders. In general, Section 203 of the DGCL, an anti- takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.
We elected in our certificate of incorporation not to be subject to Section 203.
Other Limitations on Stockholder Actions. Our bylaws also impose some procedural requirements on stockholders who wish to:
•    make nominations in the election of directors;
•    propose that a director be removed; or
•    propose any other business to be brought before an annual or special meeting of stockholders.
Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary containing, among other things, the following:
•    the stockholder’s name and address;
•    the number of shares beneficially owned by the stockholder and evidence of such ownership;

•    the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;
•    a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as borrowed or loaned shares, short positions, hedging or similar transactions;
•    a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting; and
•    any material interest of the stockholder in such business.
Our bylaws set out the timeliness requirements for delivery of notice.
In order to submit a nomination for the Board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.
Certain provisions of the Blue Owl Limited Partnership Agreements could have the effect of deterring or facilitating a control transaction.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:
•    any breach of his duty of loyalty to us or our stockholders;
•    acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;
•    unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•    any transaction from which the director derived an improper personal benefit.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Approval of Certain Matters
As long as Neuberger Berman Group LLC, a Delaware limited liability company (“Neuberger”), holds at least (x) 10% of the fully diluted Class A Shares (assuming an exchange of all Common Units immediately prior to the time of determination) and (y) 50% of such equity interests held by Neuberger as of May 19, 2021, Neuberger’s approval is required for the following (subject to agreed-upon carve-outs and exceptions):
•    amendment of organizational documents that are disproportionately adverse to Neuberger, as an equityholder;
•    creation of new employee equity incentive plans or amendments to existing employee equity incentive plans, including by expansion of pool sizes;
•    dividends and stock repurchases beyond an approved policy or on a non-pro rata basis;
•    acquisitions/investments in excess of $2 billion and 20% of the total value of Blue Owl’s outstanding Class A Shares (subject to certain walls, conflicts of interest and confidentiality requirements) (assuming an exchange of all Common Units immediately prior to the time of determination);
•    amendments to make less restrictive the restrictive covenant arrangements of any Key Individual;
•    material related-party agreements or transactions between Blue Owl and the former principals of Owl Rock or Dyal Capital (or amendments thereto);

•    entering into a new business line that subjects Neuberger to a new regulatory regime;
•    for three years after May 19, 2021, the merger or sale of all or a majority of Blue Owl’s common stock or Common Units or assets at a valuation below $13.50 per Class A Share and Class B Share (assuming an exchange of all Common Units immediately prior to the time of determination); and
•    for five years after May 19, 2021, for any issuance of equity securities that are dilutive to Blue Owl or its subsidiaries to any Key Individual under any employee equity incentive plan, other than as part of a broad-based compensation program generally applicable to employees of Blue Owl or its subsidiaries (and subject to certain further limitations under such broad-based program).
As long as Neuberger holds at least (x) 5% of the fully diluted Class A Shares (assuming an exchange of all Common Units immediately prior to the time of determination) and (y) 25% of such equity interests held by Neuberger as of May 19, 2021, Neuberger’s approval is required for the following (subject to agreed-upon carve-outs and exceptions):
•    annual aggregate cash compensation for (i) the co-chief executive officers of the Company that exceeds 2.67% of the management fee revenue of Blue Owl and its subsidiaries or (ii) Michael Rees (and any functional replacement who assumes the primary responsibilities of the head of GP Strategic Capital Solutions business unit of the Company) in an aggregate amount exceeding the maximum amount to which he is entitled pursuant to his employment agreement, as amended; and
•    Blue Owl Carry’s aggregate share of carried interest in any private equity-style fund sponsored by Blue Owl or its subsidiaries to be less than 15% of the total carried interest in such fund (in each case net of certain investor and other third party arrangements).
Exclusive Forum
Our certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, our certificate of incorporation (as it may be amended or restated) or our bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XIII of our certificate of incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in our certificate of incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors, officers and other employees.

Stockholder Registration Rights

The Investor Rights Agreement provides certain former equityholders of Owl Rock and Dyal Capital with certain registration rights whereby, at any time, subject to other terms and conditions of the Investor Rights Agreement, they have the right to require us to register under the Securities Act certain Registrable Securities (as defined in the Investor Rights Agreement). The Investor Rights Agreement also provides for piggyback registration rights for certain other parties thereto, subject to certain conditions and exceptions. See “Certain Relationships and Related Transactions, and Director Independence” in our Annual Report.
Transfer Agent and Registrar
The transfer agent and registrar for the Blue Owl common stock is Computershare Trust Company, N.A and Computershare, Inc.
Listing
Our Class A Shares are listed on the NYSE under the symbols “OWL.”